Exhibit 10.11

                  EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT
                                     BETWEEN
                              FIRST IPSWICH BANCORP
                                       AND
                                 DONALD P. GILL

      This agreement is made and entered into this ___ day of ____________, 2004 by and between First Ipswich Bancorp, a Massachusetts corporation (hereinafter referred to as the "Company") and Donald P. Gill of Ipswich, Massachusetts (hereinafter referred to as the "Executive") .

                              W I T N E S S E T H:

      WHEREAS, the Executive has been in the employ of the Company and its wholly-owned subsidiary, The First National Bank of Ipswich (the "Bank"), and is now serving as the president and chief executive officer of the Bank and this Company; and

      WHEREAS, because of the Executive's experience, knowledge of the affairs of the Bank and this Company and his reputation and contacts in the industry, the Company deems the Executive's continued employment with the Company important for its future growth; and

      WHEREAS, it is the desire of the Company and in its best interest and that of the Bank that the Executive's services be retained; and

      WHEREAS, in order to induce the Executive to continue in the employ of the Bank and in recognition of his past service, the Company wishes to enter into an Executive Supplemental Income Agreement to provide him or his beneficiaries certain benefits.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

      1. Retirement; Payments. Upon termination of Executive's employment due to Retirement, as provided herein, the Company will pay to the Executive the Net Retirement Benefit described below. Payment shall be made in monthly installments beginning the first day of the calendar month following termination of employment. "Retirement" shall mean the termination of Executive's employment at any time after the date hereof for any reason (other than the Company's termination of the Executive for Cause as defined herein), including termination because of a permanent disability, early retirement or after a Change in Control (as defined herein).

      2. Net Retirement Benefit. The "Net Retirement Benefit" shall be determined by calculating the Vested Retirement Amount and subtracting therefrom the amount of Offsets actually paid to the Executive (or which he would have received upon making appropriate elections) (all such terms as hereinafter defined).

      3. Vested Retirement Amount. The Vested Retirement Amount shall be calculated by multiplying the Retirement Amount by the applicable following percentage:

            a. Retirement before Age 60 before Change in Control under Section 7 hereof: The Executive will vest in an amount equal to five percent (5%) of the Retirement Amount for each six months of service with the Company beginning with the date the Executive attained the age of fifty years.

            b. Retirement before Age 60 following Change in Control under
Section 7 hereof: The Executive will be 100% vested.

            c. Retirement After Age 60: 100%.

      The "Retirement Amount" shall be calculated by multiplying the Benefit Computation Amount by a percentage determined as follows: two percent (2%) multiplied by the number of full years of service with the Company up to thirty
(30). The "Benefit Computation Amount" shall be the average of the Executive's compensation during the three (3) consecutive calendar years in which his compensation, including any bonus, is the highest, as determined by reference to the W-2 forms issued by the Company.

      4. Offsets. The "Offsets" are the Social Security Offset and the 401k Offset, (as hereinafter defined):

            a. The "Social Security Offset" shall be 50% of the single life annual retirement benefit which the Executive is entitled to receive at age 62, or at the time of Retirement, if later. In the event the amount the Executive is entitled to receive as a single life retirement benefit from the Social Security Administration changes from the amount included in the initial or any succeeding calculation of the Social Security Offset, the Social Security Offset shall be recalculated using the new amount.

            b. The "401k Offset" shall be equal to the annual benefit payable from a single life annuity on the Executive's life from a company holding at least an AA rating from Moody's, Standard & Poor's or an equivalent rating service on an assumed investment equal to the total of all employer contributions to the 401k plan for the benefit of the Executive, including matching contributions, (plus assumed earnings thereon at 6% per annum).

      5. Optional Forms of Payment. In lieu of the lifetime payments of Net Retirement Benefit provided for herein, the Executive may with the consent of the Company elect an optional form of payment, which shall be the actuarial equivalent of the lifetime payments provided for hereunder. If possible, such election shall be made at least three and not more than twelve months prior to the date payments are to begin, and shall specify the optional form of payment elected, which shall be a form of payment available to the Executive under the Company's qualified defined contribution (401k) plan. In the event the Executive elects a lump sum payment, the Company may elect to make payment of the actuarial equivalent of the Net Retirement Benefit in substantially equal monthly payments over a period of up to five years, together with interest on the unpaid balance at a variable rate equal to the rate of interest on 90-day U.S. Treasury Bills, payable monthly in arrears. The interest rate shall be adjusted on the first day of each calendar month to be the rate of interest on 90-day U.S. Treasury Bills determined at the last auction of the preceding calendar month.

      6. Forfeiture. Anything to the contrary in this Agreement notwithstanding, benefits under this Agreement shall be forfeited and all rights of the Executive and his beneficiaries shall become null and void if the Executive's employment is terminated for Cause. For this purpose, "Cause" shall have the meaning set forth in the Employment Agreement of Executive and the Company of even date, whether or not such agreement continues in effect.

      7. Change in Control or Potential Change in Control. In the Event Executive's employment is terminated for any reason other than involuntarily for "Cause" or voluntarily for "Good Reason" within 36 months of a "Change in Control" or 12 months of a "Potential Change in Control" (as those terms are defined in a Severance Agreement between Executive and the Company of even date, whether or not such agreement is in effect at the date of application), the Net Retirement Benefit hereunder shall be calculated assuming that the Executive shall have the greater of 16 years of Service or his actual number of years of service and Executive shall be 100% per cent vested in such Net Retirement Benefit.

      8. Alienability. Neither the Executive, nor, if applicable, his widow or other beneficiary under this Agreement, shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber any of the benefits payable hereunder or any rights to benefits hereunder, nor shall any of said benefits or rights be subject to any debts, judgments, alimony or separate maintenance owed by the Executive or, if applicable, any beneficiary, or be transferable by operation of law in the event of bankruptcy, or otherwise.

      9. Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the

Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which the Company or any subsidiary or affiliate may have or hereafter have.

      10. Reorganization. The Company shall not merge or consolidate into or with another Company, or reorganize, or sell substantially all of its assets to another Company, firm or person unless and until such succeeding or continuing Company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to such successor or survivor.

      11. Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives and heirs, and to the Company and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.

      12. Company. As used in this Agreement, Company shall mean First Ipswich Bancorp and any affiliated entity, successor organization, parent, subsidiary or holding company, including a successor after reorganization as provided in
Section 10.

      13. Notices. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail, as the case may be:

                             To the Company at:

                             First Ipswich Bancorp
                             38 Market Street
                             Ipswich, MA 01938
                             Attention: Chairman

                             To the Executive at:

                             Mr. Donald P. Gill
                             7 Beverly Commons, Apt. 3
                             Salem Building
                             Beverly, MA 01915

      Each party shall have the right by written notice to change the place to which any notice may be addressed.

      14. Arbitration; Costs of Collection. Any dispute or controversy arising under or in connection with this Agreement shall, after exhaustion of administrative remedies, including the claims procedure in Section 15 hereof, be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay the Net Retirement Benefit until the dispute is finally resolved. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive's right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. In the event the dispute relates to the amount of the payment, the Company shall continue to pay the undisputed amount.

            The Company shall pay to the Executive all reasonable legal fees and expenses incurred by him in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that the final resolution of such matter principally is in Executive's favor.

      15. Claims Procedure.

            a. The Company will be the "named fiduciary" and "plan administrator" of the arrangement contemplated herein. The claims procedure set forth herein may be changed by Company from time to time by written notice to the Executive, provided no such change shall limit the protections herein provided to the claimant except as such limitations are imposed by applicable law, regulation, or case law. The Company may establish reasonable administrative procedures for applying the Claims Procedures.

            b. The Executive or any beneficiary of his may file a request for benefits with the Company in writing delivered to the Company at its address provided in Section 13 hereof. If a claim request is wholly or partially denied, the Company will furnish to the claimant a notice of its decision within ninety
(90) days in writing, and in a manner to be understood by the claimant, which notice will contain the following information:

                  i.    the specific reason or reasons for the denial;

                  ii. specific reference to pertinent provisions of this Agreement upon which the denial is based;

                  iii. a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such material or information is necessary; and

                  iv. an explanation of the applicable claim-review procedure describing the steps to be taken by a claimant who wishes to submit his claim for review.

            c. A claimant or his authorized representative may, with respect to any denied claim:

                  i. request a review upon written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his claim;

                  ii.   review pertinent documents; and

                  iii.  submit issues and comments in writing.

            d. Any request or submission will be in writing and will be directed to the Company. The Company will have the sole responsibility for the review of any denied claim and will take all appropriate steps in light of its findings. The Company will render a decision upon review of a denied claim within sixty
(60) days after receipt of a request for review. If special circumstances warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision written in a manner to be understood by the claimant, as well as the specific references of the pertinent provisions on which the decision is based. If the decision on review is not furnished to the claimant within the time limits described above, the claim will be deemed denied on review.

      16. Entire Agreement; Amendments. This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no amendment to or modification or waiver of any provision hereof shall be valid unless made in writing and signed by the parties.

      17. Jurisdiction. The terms and conditions of this Agreement are subject to the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under seal by its duly authorized officer, and the Executive has hereunto set his hand and seal at Ipswich, Massachusetts on this ____ day of ________________, 2004.

WITNESS:                            FIRST IPSWICH BANCORP


                                    By:
-----------------------------          -----------------------------------------
                                       Title

WITNESS:



-----------------------------       --------------------------------------------
                                    Donald P. Gill, Executive